NEWS release
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[LOGO]  [Letterhead of American Re]

For Immediate Release                              Contacts:          Munich Re:
November 25, 1996                                                 Rainer Kuppers
                                                             011-49-89-3891-2504

                                                                    American Re:
                                                           Thomas H. Walker, Jr.
                                                                  (609) 243-4679

                 MUNICH RE COMPLETES ACQUISITION OF AMERICAN RE

Princeton, NJ/Munich, Germany -- American Re Corporation (NYSE-ARN) and Munich Reinsurance Company today announced that Munich Re has completed its acquisition of American Re.

Commenting on the closing, Dr. Hans-Jurgen Schinzler, Chairman of the Board of Management of Munich Re, said, "American Re fits Munich Re perfectly, in terms of both our Group capabilities and our strategy: further improving service to our clients, balancing the geographical spread of our overall reinsurance business, and adding value for our shareholders. Already in the past we successfully serviced a strong client base in the US through Munich American Reinsurance Company and our US branch. But now we are very excited about realizing new opportunities in the United States, the world's largest Insurance market."

Paul H. Inderbitzin, Chairman and CEO of American Re, added, "American Re is proud to be a member of the Munich Re Group. This enables us to bring all of the expertise, products, services, capacity and talents of the Munich Re Group to our clients. We believe this will be a very powerful combination for the future."

Munich Re is the world's largest reinsurer. It operates from its head office in Munich, Germany and through more than 60 reinsurance subsidiaries, branches, service companies and liaison offices worldwide, serving insurers in more than 150 countries. Munich Re is also one of the largest German listed joint-stock companies and its shares are included in the leading German stock market index, the DAX 30.

American Re, through its wholly-owned subsidiaries, is a direct writer of treaty and facultative reinsurance and related services. Based in Princeton, New Jersey, it is, on a standalone basis, the third largest property-casualty reinsurance company in the United States.

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With today's closing of the acquisition, Munich Re will pay US $65 in cash for each share of American Re's common stock (on a fully-diluted basis), or about US $3.3 billion in total consideration.